Exhibit 99.1
Janus Investment Fund

		Lipper Rankings Based
		on Total Returns as of 6/30/05
		1-Year		3-Year		5-Year		10-Year
		Percentile	Rank /	Percentile	Rank /	Percentile	Rank /	Percentile	Rank /
	Lipper Category	Rank (%)	Total Funds	Rank (%)	Total Funds	Rank (%)	Total Funds	Rank (%)	Total Funds

Growth Funds
Janus Enterprise Fund	Mid-Cap Growth Funds	23	124 / 543	10	43 / 435	92	282 / 306	57	65 / 114
Janus Fund	Large-Cap Growth Funds	82	539 / 663	56	302 / 545	64	273 / 432	44	62 / 140
Janus Mercury Fund	Large-Cap Growth Funds	28	184 / 663	9	44 / 545	72	311 / 432	9	12 / 140
Janus Olympus Fund	Multi-Cap Growth Funds	47	197 / 419	72	257 / 358	74	183 / 247	-	-
Janus Orion Fund	Multi-Cap Growth Funds	9	35 / 419	8	28 / 358	39	95 / 247	-	-
Janus Twenty Fund(1)	Large-Cap Growth Funds	1	4 / 663	3	15 / 545	62	266 / 432	2	2 / 140
Janus Venture Fund(1)	Small-Cap Growth Funds	27	141 / 522	15	62 / 439	65	206 / 320	41	37 / 90

Core Funds
Janus Balanced Fund	Balanced Funds	27	162 / 616	58	264 / 457	54	198 / 367	6	9 / 163
Janus Core Equity Fund	Large-Cap Core Funds	3	22 / 908	20	151 / 774	19	116 / 618	-	-
Janus Growth and Income Fund	Large-Cap Core Funds	3	21 / 908	25	192 / 774	52	318 / 618	3	5 / 231
Janus Risk-Managed Stock Fund	Multi-Cap Core Funds	10	70 / 751	-	-	-	-	-	-
Janus Contrarian Fund	Multi-Cap Core Funds	1	4 / 751	2	10 / 538	24	89 / 382	-	-

Income Funds
Janus Federal Tax-Exempt Fund(2)	General Muni Debt Funds	75	210 / 281	75	192 / 257	77	174 / 225	66	96 / 146
Janus Flexible Bond Fund(3)	Intermediate Inv Grade Debt Funds	52	234 / 451	18	70 / 392	49	133 / 273	9	12 / 137
Janus High-Yield Fund	High Current Yield Funds	39	161 / 419	93	325 / 352	42	120 / 290	-	-
Janus Short-Term Bond Fund	Short Investment Grade Debt Funds	63	133 / 211	40	57 / 144	51	55 / 107	26	15 / 58

International/Global Funds
Janus Global Life Sciences Fund	Health/Biotechnology Funds	27	48 / 180	48	75 / 157	67	64 / 95	-	-
Janus Global Opportunities Fund	Global Funds	96	312 / 325	71	190 / 269	-	-	-	-
Janus Global Technology Fund	Science & Technology Funds	37	105 / 284	72	191 / 265	66	121 / 185	-	-
Janus Overseas Fund	International Funds	2	17 / 856	24	167 / 714	77	398 / 522	5	8 / 178
Janus Worldwide Fund	Global Funds	83	269 / 325	98	262 / 269	96	188 / 196	41	27 / 66

Value Funds
Janus Mid Cap Value Fund - Inv(4)	Mid-Cap Value Funds	67	159 / 239	36	69 / 191	16	16 / 101	-	-
Janus Small Cap Value Fund - Inv.(1,4)	Small-Cap Core Funds	58	343 / 596	83	392 / 476	16	53 / 332	-	-

	Percent of JIF Funds per Lipper Quartile based on Total Returns
	1-Year	3-Year	5-Year	10-Year

1st Quartile	34.9%	45.5%	19.1%	50.0%
2nd Quartile	30.4	13.6	14.3	33.3
3rd Quartile	21.7	27.3	47.6	16.7
4th Quartile	13.0	13.6	19.0	0.0

Janus Adviser Funds — I Shares

Growth Funds
Janus Adviser Forty(5)	Large-Cap Growth Funds	1	1 / 663	8	42 / 545	10	41 / 432	—	-
Lipper Inc. – A Reuters Company, is a nationally recognized organization that ranks the performance of mutual funds within a universe of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested.
1.	Closed to new investors.

2.	Effective 02/25/05, Sharon Pichler is no longer the portfolio manager of Janus Federal Tax-Exempt Fund, and Doug Nelson is now the fund portfolio manager.

3.	Effective February 28, 2005, Janus Flexible Income Fund changed its name to Janus Flexible Bond Fund and added to its investment policy to state that at least 80% of its net assets (plus borrowings for investment purposes) will be invested in bonds.

4.	Ranking is for the investor share class only; other classes may have different performance characteristics.

5.	Ranking is for I-share class only; other classes may have different performance characteristics.